Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Limited Brands, Inc.:

Registration Statement (Form S-3 No. 333-125561)

Registration Statement (Form S-8 No. 33-49871)

Registration Statement (Form S-8 No. 333-110465)

Registration Statement (Form S-8 No. 333-04927)

Registration Statement (Form S-8 No. 333-04941)

Registration Statement (Form S-8 No. 333-118407);

of our reports dated March 23, 2006, with respect to the consolidated financial statements of Limited Brands, Inc. and subsidiaries, Limited Brands, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Limited Brands, Inc. included in this Annual Report (Form 10-K) for the year ended January 28, 2006.

/s/ Ernst & Young LLP

Columbus, Ohio

March 30, 2006